Exhibit 99.1

News Release

IMMEDIATE RELEASE

Graham Corporation Reports

Fiscal 2016 Third Quarter Results

•	Third quarter sales of $17.3 million were lower than expected, primarily due to short-term delays caused by customers

•	Fiscal 2016 revenue expectations were lowered to range of $90 million to $95 million, adjusted for third quarter sales; Maintained gross margin and SG&A guidance

•	Backlog at quarter-end grew to $113.2 million

•	$1.3 million in net income for the third quarter, or $0.13 per diluted share, positively impacted by income from cancellation fees

•	Approximately 141,000 shares repurchased in the quarter

BATAVIA, NY, January 29, 2016 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical, power and defense industries, today reported its financial results for its third quarter ended December 31, 2015. Graham’s current fiscal year (“fiscal 2016”) ends March 31, 2016.

Net sales in the third quarter of fiscal 2016 were $17.3 million, compared with net sales of $33.6 million in the third quarter of the fiscal year ended March 31, 2015 (“fiscal 2015”). Third quarter fiscal 2016 sales were impacted by weaker market conditions, as well as reduced production hours due to engineering changes by customers. Net income in the third quarter was $1.3 million, or $0.13 per diluted share, positively impacted by income from cancellation fees. The prior year’s third quarter had net income of $4.0 million, or $0.39 per diluted share.

James R. Lines, Graham’s President and Chief Executive Officer, commented, “Third quarter results were impacted by engineering iterations between us and our customers that prevented certain orders in backlog from entering production. This translated into under absorption of overhead and the resulting deterioration in gross profit and margin. We believe this was isolated to the third quarter and expect improved backlog conversion in the fourth quarter and into fiscal 2017.”

Third Quarter Sales Summary

(See accompanying tables for a breakdown of sales by industry and region)

As a result of weak backlog conversion, sales in the quarter compared with prior year sales were down in all industries and to all geographic regions. The steep sequential and comparable period decline is expected to be isolated to the third quarter as the subject projects are moving forward into production. Sales to the U.S. market were $10.8 million, or 62% of consolidated sales. Sales to markets outside of the U.S. accounted for $6.5 million, or 38%.

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing twelve month basis.

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Graham Corporation Reports Fiscal 2016 Third Quarter Results

January 29, 2016

Third Quarter Fiscal 2016 Operating Performance

Gross profit in the third quarter was $3.5 million, or 20% of sales, compared with $10.1 million, or 30% of sales, in the same period of the prior fiscal year. Fiscal 2016’s third quarter gross profit and margin were impacted by lower revenue, reduced overall volume in production as a result of weak fundamentals in the refining and chemical industries and the resultant under absorption of overhead.

Selling, general and administrative (“SG&A”) expenses were $3.7 million in the third quarter, down 17% from $4.5 million in the same prior-year period due to lower volume-driven expenses as well as the cost reductions related to the restructuring activity that occurred at the end of fiscal 2015. SG&A as a percent of sales was 22% in the third quarter of fiscal 2016 compared with 13% in the same prior-year period.

Cancellation charges of $1.8 million reflected in other pre-tax income in the fiscal 2016 third quarter were negotiated and settled with customers for two contracts.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) were $2.2 million in the third quarter, compared with $6.2 million in the same prior-year period. EBITDA margin in the third quarter was 13% of sales compared with 18% in the prior-year period. Graham believes that when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance. Graham’s credit facility also contains ratios based on EBITDA. See the attached tables for additional important disclosures regarding Graham’s use of EBITDA as well as a reconciliation of net income to EBITDA.

Graham’s effective tax rate for the third quarter of fiscal 2016 was 22%, compared with 30% for the same prior-year period. The fiscal 2016 period was favorably impacted by the U.S. government’s retroactive reinstatement of the federal research and development tax credit during the Company’s fiscal third quarter.

Review of First Nine Months of Fiscal 2016

Net sales were $67.7 million, compared with $97.7 million in the first nine months of fiscal 2015, reflective of weak fundamentals in the refining and chemical industries. International sales were $24.0 million and represented 35% of total sales compared with $35.3 million, or 36% of sales, in the prior-year period. Sales to the U.S. were $43.7 million, or 65% of net sales compared with $62.4 million, or 64% of net sales for the first nine months of fiscal 2015.

Gross profit was down $10.3 million to $18.7 million, compared with the prior-year period, as a result of lower volume. Gross margin was 28% for the fiscal 2016 year-to-date period compared with 30% in the prior-year period. SG&A was $12.6 million, down 7%, or $1.0 million due to lower volume-driven expenses, as well as cost reductions related to restructuring activity in fiscal 2015. As a percent of sales, SG&A was up to 19% compared with 14% in the prior-year period, reflective of lower sales volume.

Other income was $1.8 million in the fiscal 2016 year-to-date period due to the third quarter cancellation charges described above.

EBITDA was $9.7 million, compared with $17.2 million in the prior-year period. As a percent of sales, EBITDA was 14% compared with 18% in the prior year, reflecting the impact of volume and under absorbed overhead. See the attached tables for additional important disclosures regarding Graham’s use of EBITDA as well as a reconciliation of net income to EBITDA.

Net income was $5.6 million, or $0.56 per diluted share, compared with net income of $10.6 million, or $1.04 per diluted share, in the first nine months of fiscal 2015.

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Graham Corporation Reports Fiscal 2016 Third Quarter Results

January 29, 2016

Strong Cash Generation Exceeds Measurable Capital Return to Shareholders; Enables Financial Flexibility for Acquisitions

Cash, cash equivalents and investments at December 31, 2015 increased $12.9 million to $73.2 million, compared with ending balances at March 31, 2015.

Cash provided by operations in the third quarter and first nine months of fiscal 2016 was $14.5 million and $22.2 million, respectively, compared with cash used by operations of $1 million and cash provided by operations of $7.5 million in the third quarter and first nine months of fiscal 2015, respectively. Strong cash provided by operations in the third quarter was due to strong customer collections.

Capital expenditures were $0.9 million in the first nine months of fiscal 2016, compared with $5 million in the same prior-year period. The majority of the prior year’s spending was for the capacity expansion of the Company’s Batavia, New York facility completed in the first half of fiscal 2015. The Company expects capital expenditures for fiscal 2016 to be between $1.5 million and $2 million, primarily for equipment upgrades and productivity enhancements.

Graham had neither borrowings under its credit facility, nor any long-term debt outstanding, at December 31, 2015.

Jeffrey Glajch, Graham’s Chief Financial Officer, commented, “Strong customer collections drove our cash flow from operations in the third quarter. So far this year, our cash balance grew $12.9 million even after paying $2.4 million in dividends, repurchasing $5.9 million of our shares and investing $0.9 million in capital expenditures. The strength of our operations, even as the energy industry is under duress, enables us to return $8.3 million to shareholders while also building our cash reserves to support organic and acquisition growth.”

Backlog Indicative of Long-term Stability

Orders during the third quarter of fiscal 2016 were $22.3 million, net of a $3.3 million cancellation from backlog, relatively unchanged from the prior-year period. Gross orders were $25.6 million. Orders from the power and chemical/petrochemical markets were up $5.3 million and $1.3 million, respectively. Net of the $3.3 million cancelled order, refining market orders were down $3.1 million compared with the prior-year quarter. Other commercial and industrial orders were down $3.8 million. When compared with the trailing second quarter of fiscal 2016, orders increased $1.7 million, or 8%. There was one order on hold as of December 31, 2015, valued at $10.1 million.

Orders from U.S. customers were $9.5 million, net of the $3.3 million cancelled order, representing 42% of total orders received during the third quarter of fiscal 2016. Orders from international markets accounted for $12.8 million.

Graham expects that the balance between domestic and international orders will continue to be variable between quarters, but that in the long run orders will be relatively balanced between these geographic markets.

The Company’s backlog grew sequentially to $113.2 million at December 31, 2015, compared with $108.1 million at September 30, 2015, and $113.8 million at March 31, 2015. Approximately 24% of backlog was for refinery projects, 13% was for chemical and petrochemical projects and 15% was for power projects, including nuclear. Approximately 44% of backlog was for U.S. Navy projects and 4% was for other industrial or commercial applications.

Approximately 45% to 50% of orders currently in backlog are expected to be converted to sales within the next 12 months, approximately 5% to 10% are expected to be converted between the next 12 to 24 months, and approximately 40% to 45% are expected to be converted beyond 24 months.

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Graham Corporation Reports Fiscal 2016 Third Quarter Results

January 29, 2016

Fiscal 2016 Revenue Guidance Reduced and Range Tightened, Gross Margin Unchanged

The Company expects fiscal 2016 revenue to be between $90 million and $95 million, down from a previous range of $95 million to $105 million, as a result of lower revenue in the third quarter. Gross margin for fiscal 2016 is still expected to be between 27% and 28% and the guidance on SG&A expense as a percent of sales is unchanged at between 17% and 18%. Graham has lowered its fiscal 2016 full year tax rate to be between 30% and 31%.

Mr. Lines concluded, “We reduced our fiscal 2016 revenue guidance to reflect the impact of the third quarter’s low revenue level. While this suggests a substantial increase in sequential revenue for our fourth quarter, due to backlog conversion timing it is not possible to recover fully from our third quarter results. Although we continue to experience uncertainty in the oil refining and chemical markets, we remain confident in our strategy to grow. Diversification into the nuclear power and U.S. Naval markets, prospective acquisitions and the long-term growth expectations for the oil and chemical industries provide the basis for our continued investment in Graham, even through this market contraction.”

Webcast and Conference Call

Graham management will host a conference call and live webcast today at 11:00 a.m. Eastern Time to review Graham’s financial condition and operating results for its third quarter and first nine months of fiscal 2016, as well as its strategy and outlook. The review will be accompanied by a slide presentation which will be made available immediately prior to the conference call on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.”

A telephonic replay will be available from approximately 2:00 p.m. Eastern Time on the day of the call through Friday, February 5, 2016. To listen to the archived call, dial (858) 384-5517, and enter conference ID number 13627608. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures and sells critical equipment for the energy, defense and chemical/petrochemical industries. Energy markets include oil refining, cogeneration, nuclear and alternative power. For the defense industry, the Company’s equipment is used in nuclear propulsion power systems for the U.S. Navy. Graham’s global brand is built upon world-renowned engineering expertise in vacuum and heat transfer technology, responsive and flexible service and unsurpassed quality. Graham designs and manufactures custom-engineered ejectors, vacuum pumping systems, surface condensers and vacuum systems. Graham is also a leading nuclear code accredited fabrication and specialty machining company. Graham supplies components used inside reactor vessels and outside containment vessels of nuclear power facilities. Graham’s equipment can also be found in other diverse applications such as metal refining, pulp and paper processing, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning. Graham’s reach spans the globe and its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “confidence,” “projects,” “typically,” “outlook,” “anticipates,”

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Graham Corporation Reports Fiscal 2016 Third Quarter Results

January 29, 2016

“believes,” “appears,” “could,” “opportunities,” “seeking,” “plans,” “aim,” “pursuit,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, expected expansion and growth opportunities within the domestic and international markets, anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in commodities prices, the effect on its business of volatility in commodities prices, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, its acquisition and growth strategy and the expected performance of Energy Steel & Supply Co, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact: Jeffrey F. Glajch Vice President - Finance and CFO Phone: (585) 343-2216 jglajch@graham-mfg.com	Deborah K. Pawlowski / Karen L. Howard Kei Advisors LLC Phone: (716) 843-3908 / (716) 843-3942 dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Graham Corporation Reports Fiscal 2016 Third Quarter Results

January 29, 2016

Graham Corporation Third Quarter Fiscal 2016

Consolidated Statements of Operations—Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	December 31,			December 31,
	2015	2014	% Change	2015	2014	% Change
Net sales	$17,323	$33,646	(49%)	$67,738	$97,714	(31%)
Cost of products sold	13,799	23,543	(41%)	49,042	68,695	(29%)

Gross profit	3,524	10,103	(65%)	18,696	29,019	(36%)
Gross profit margin	20.3%	30.0%		27.6%	29.7%
Other expenses and income:
Selling, general and administrative	3,680	4,424	(17%)	12,447	13,413	(7%)
Selling, general and administrative – amortization	58	59	(2%)	175	171	2%

	3,738	4,483	(17%)	12,622	13,584	(7%)
Other income	(1,784)	—		(1,784)	—

Operating profit	1,570	5,620	(72%)	7,858	15,435	(49%)
Operating profit margin	9.1%	16.7%		11.6%	15.8%
Interest income	(72)	(50)	44%	(177)	(139)	27%
Interest expense	4	2	100%	8	8	0%

Income before provision for income taxes	1,638	5,668	(71%)	8,027	15,566	(48%)
Provision for income taxes	364	1,676	(78%)	2,416	4,996	(52%)

Net income	$1,274	$3,992	(68%)	$5,611	$10,570	(47%)

Per share data:
Basic:
Net income	$0.13	$0.39	(67%)	$0.56	$1.04	(46%)

Diluted:
Net income	$0.13	$0.39	(67%)	$0.56	$1.04	(46%)

Weighted average common shares outstanding:
Basic	9,922	10,127		10,051	10,119
Diluted	9,927	10,149		10,059	10,142
Dividends declared per share	$0.08	$0.04		$0.24	$0.12

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Graham Corporation Reports Fiscal 2016 Third Quarter Results

January 29, 2016

Graham Corporation Third Quarter Fiscal 2016

Consolidated Balance Sheets—Unaudited

(Amounts in thousands, except per share data)

	December 31,	March 31,
	2015	2015
Assets
Current assets:
Cash and cash equivalents	$31,215	$27,271
Investments	42,000	33,000
Trade accounts receivable, net of allowances ($76 and $62 at December 31 and March 31, 2015, respectively)	10,860	17,249
Unbilled revenue	8,454	18,665
Inventories	11,803	13,994
Prepaid expenses and other current assets	866	529
Income taxes receivable	2,871	339

Total current assets	108,069	111,047
Property, plant and equipment, net	18,975	19,812
Prepaid pension asset	2,248	1,332
Goodwill	6,938	6,938
Permits	10,300	10,300
Other intangible assets, net	4,293	4,428
Other assets	186	146

Total assets	$151,009	$154,003

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$55	$60
Accounts payable	10,909	13,334
Accrued compensation	5,500	9,343
Accrued expenses and other current liabilities	3,153	3,247
Customer deposits	8,120	4,179

Total current liabilities	27,737	30,163
Capital lease obligations	174	98
Accrued compensation	—	124
Deferred income tax liability	6,784	5,876
Accrued pension liability	353	315
Accrued postretirement benefits	895	876

Total liabilities	35,943	37,452

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $.10 par value, 25,500 shares authorized 10,468 and 10,432 shares issued and 9,848 and 10,133 shares outstanding	1,047	1,043
Capital in excess of par value	22,101	21,398
Retained earnings	109,374	106,178
Accumulated other comprehensive loss	(8,651)	(9,056)
Treasury stock, (620 and 299 shares)	(8,805)	(3,012)

Total stockholders’ equity	115,066	116,551

Total liabilities and stockholders’ equity	$151,009	$154,003

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Graham Corporation Reports Fiscal 2016 Third Quarter Results

January 29, 2016

Graham Corporation Third Quarter Fiscal 2016

Consolidated Statements of Cash Flows—Unaudited

(Amounts in thousands)

	Nine Months Ended December 31,
	2015	2014
Operating activities:
Net income	$5,611	$10,570
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,675	1,561
Amortization	175	171
Amortization of unrecognized prior service cost and actuarial losses	911	389
(Gain) loss on disposal of property, plant and equipment	(1)	3
Stock-based compensation expense	540	481
Deferred income taxes	596	(281)
(Increase) decrease in operating assets:
Accounts receivable	6,329	(4,938)
Unbilled revenue	10,152	(5,463)
Inventories	2,186	1,887
Prepaid expenses and other current and non-current assets	(420)	(430)
Prepaid pension asset	(917)	(845)
Increase (decrease) in operating liabilities:
Accounts payable	(2,216)	2,584
Accrued compensation, accrued expenses and other current and non-current liabilities	(3,795)	2,138
Customer deposits	3,944	(964)
Income taxes payable/receivable	(2,531)	743
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	(68)	(101)

Net cash provided by operating activities	22,171	7,505

Investing activities:
Purchase of property, plant and equipment	(883)	(4,965)
Proceeds from disposal of property, plant and equipment	4	1
Purchase of investments	(36,000)	(41,000)
Redemption of investments at maturity	27,000	37,000

Net cash used by investing activities	(9,879)	(8,964)

Financing activities:
Principal repayments on capital lease obligations	(42)	(64)
Issuance of common stock	97	48
Dividends paid	(2,415)	(1,215)
Purchase of treasury stock	(5,852)	—
Excess tax benefit on stock awards	5	37

Net cash used by financing activities	(8,207)	(1,194)

Effect of exchange rate changes on cash	(141)	3

Net increase (decrease) in cash and cash equivalents	3,944	(2,650)
Cash and cash equivalents at beginning of year	27,271	32,146

Cash and cash equivalents at end of period	$31,215	$29,496

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Graham Corporation Reports Fiscal 2016 Third Quarter Results

January 29, 2016

Graham Corporation Third Quarter Fiscal 2016

EBITDA Reconciliation—Unaudited

(Amounts in thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net income	$1,274	$3,992	$5,611	$10,570
+Net interest income	(68)	(48)	(169)	(131)
+Income taxes	364	1,676	2,416	4,996
+Depreciation & amortization	607	579	1,850	1,732

EBITDA	$2,177	$6,199	$9,708	$17,167

EBITDA margin %	12.6%	18.4%	14.3%	17.6%

Non-GAAP Financial Measure:

EBITDA is defined as consolidated net income before interest expense and income, income taxes, depreciation and amortization. EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as EBITDA is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Graham’s credit facility also contains ratios based on EBITDA. Because EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Fiscal 2016 Third Quarter Results

January 29, 2016

Graham Corporation Third Quarter Fiscal 2016

Additional Information—Unaudited

ORDER & BACKLOG TREND

($ in millions)

	Q115	Q215	Q315	Q415	FY2015	Q116	Q216	Q316
	6/30/14	9/30/14	12/31/14	3/31/15	Total	Total	Total	Total
Orders	$31.1	$35.4	$22.6	$47.4	$136.5	$24.0	$20.6	$22.3
Backlog	$114.8	$114.8	$103.8	$113.8	$113.8	$110.1	$108.1	$113.2

SALES BY INDUSTRY FY 2016

($ in millions)

FY 2016	Q1 6/30/15	% of Total	Q2 9/30/15	% of Total	Q3 12/31/15	% of Total
Refining	$7.8	28%	$7.2	32%	$6.2	36%
Chemical/ Petrochemical	$11.3	41%	$7.3	32%	$4.8	28%
Power	$3.7	13%	$3.0	13%	$2.7	16%
Other Commercial and Industrial*	$4.8	18%	$5.3	23%	$3.6	20%
Total	$27.6		$22.8		$17.3

SALES BY INDUSTRY FY 2015

($ in millions)

FY 2015	Q1 6/30/14	% of Total	Q2 9/30/14	% of Total	Q3 12/31/14	% of Total	Q4 3/31/15	% of Total	FY2015	% of Total
Refining	$6.6	23%	$12.3	35%	$12.8	38%	$11.8	32%	$43.5	32%
Chemical/ Petrochemical	$11.7	41%	$12.9	36%	$9.4	28%	$13.5	36%	$47.5	35%
Power	$4.9	17%	$5.6	16%	$5.5	16%	$3.5	9%	$19.5	15%
Other Commercial and Industrial*	$5.3	19%	$4.8	13%	$5.9	18%	$8.7	23%	$24.7	18%
Total	$28.5		$35.6		$33.6		$37.5		$135.2

*	Includes the defense industry

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Graham Corporation Reports Fiscal 2016 Second Quarter Results

October 28, 2015

Graham Corporation Third Quarter Fiscal 2016

Additional Information—Unaudited

(Continued)

SALES BY REGION FY 2016

($ in millions)

FY 2016	Q1 6/30/15	% of Total	Q2 9/30/15	% of Total	Q3 12/31/15	% of Total
United States	$17.6	64%	$15.2	67%	$10.8	62%
Middle East	$3.3	12%	$3.8	17%	$1.7	10%
Asia	$2.9	11%	$0.8	3%	$1.6	9%
Other	$3.8	13%	$3.0	13%	$3.2	19%
Total	$27.6		$22.8		$17.3

SALES BY REGION FY 2015

($ in millions)

FY 2015	Q1 6/30/14	% of Total	Q2 9/30/14	% of Total	Q3 12/31/14	% of Total	Q4 3/31/15	% of Total	FY2015	% of Total
United States	$22.2	78%	$21.9	61%	$18.3	55%	$24.0	64%	$86.4	64%
Middle East	$1.5	5%	$2.0	6%	$2.1	6%	$4.6	12%	$10.2	8%
Asia	$2.4	8%	$3.5	10%	$2.2	7%	$3.1	8%	$11.2	8%
Other	$2.4	9%	$8.2	23%	$11.0	32%	$5.8	16%	$27.4	20%
Total	$28.5		$35.6		$33.6		$37.5		$135.2

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